Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This sets forth the terms of an Amendment to the Employment Agreement made as of January 1, 2019 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA”), both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) JOSEPH F. SERBUN, an individual currently residing at Syracuse, New York (“Employee”). This Amendment is effective as of March 16, 2020.

RECITALS

A.	Pursuant to the terms of the January 1, 2019 Employment Agreement between Employee and Employer (“Employment Agreement”), Employee is currently employed as Chief Credit Officer and Executive Vice President of Employer.

B.	Upon the recommendation of Employer’s President and Chief Executive Officer, Employer’s Board of Directors has approved Employee’s promotion into the position of Chief Banking Officer and Executive Vice President.

C.	To reflect Employee’s promotion into the position of Chief Banking Officer and Executive Vice President, Employee and Employer agree to amend the Employment Agreement as follows:

TERMS

1.     Paragraph 1(a) of the Employment Agreement is amended and restated to provide in its entirety as follows:

(a)               Term. During the period that begins on January 1, 2019 and ends on March 15, 2020 Employer shall continue to employ Employee, and Employee shall continue to serve, as Chief Credit Officer and Executive Vice President, for CBSI and CBNA. During the period that begins on March 16, 2020 and ends on December 31, 2021, Employer shall employ Employee, and Employee shall serve, as Chief Banking Officer and Executive Vice President, for CBSI and CBNA, subject to termination as provided in paragraph 3 hereof. The combined period that begins on January 1, 2019 and ends on December 31, 2021 is referred to in this Agreement as the “Period of Employment.”

2.     Paragraph 1(b) of the Employment Agreement is amended by deleting the last sentence in existing paragraph 1(b) and replacing that sentence with the following:

Effective as of March 16, 2020, Employee’s Base Salary shall be increased to $400,000. Employee’s Base Salary is payable in accordance with Employer’s regular payroll practices for executive employees.

3.    Paragraph 2 of the Employment Agreement is amended and restated to provide in its entirety as follows:

Duties During the Period of Employment. Employee shall have full responsibility, subject to the control of the Board and Employer’s President and Chief Executive Officer or authorized designee, for the supervision of all aspects of Employer’s banking business and operations, including all activities related to retail banking, lending and credit operations, commercial lending, residential lending, installment lending, credit administration, cash management and regional banking, as well as the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by the Employer’s President and Chief Executive Officer, or the authorized designee of the Board of Directors. Employee shall report to the President and Chief Executive Officer of Employer or to such other officer as designated by Employer’s President and Chief Executive Officer. Employee shall devote Employee’s best efforts to the affairs of Employer, serve faithfully and to the best of Employee’s ability and devote all of Employee’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, business, civic and charitable organizations, provided that such services and affiliations are not inconsistent with and do not unreasonably interfere with the performance of Employee’s duties under this Agreement. Employee shall serve on the Board of Directors of, or as an officer of, Employer’s affiliates, without additional compensation if requested to do so by the Board of Directors of Employer. Employee shall receive only the compensation and other benefits described in this Agreement for Employee’s duties on behalf of Employer or any of its affiliates.

4.    The first sentence of paragraph 3(e) of the Employment Agreement is amended and restated to provide in its entirety as follows:

In the event Employer terminates Employee’s employment during the Period of Employment or within 12 months following expiration of the Period of Employment for reasons other than “cause” (as defined in paragraph 3(d)), or in the event that Employee terminates his employment with Employer during the Period of Employment for “good reason” (as defined in paragraphs 6(d)(i) or 6(d)(iii) and subject to the notice and right to cure provisions of paragraph 6(d)), then Employee shall be entitled to a severance benefit equal to the greater of (i) 175 percent of the sum of the annual Base Salary in effect at the time of termination and the most recent payment to Employee under the Management Incentive Plan, or (ii) amounts of Base Salary and expected Management Incentive Plan payments that otherwise would have been payable through the balance of the unexpired term of this Agreement.

[Signature page follows.]

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5.       Except as otherwise provided in this Amendment, all of the terms and conditions of the Employment Agreement shall remain the same. Accordingly, this Amendment, read in conjunction with the Employment Agreement, constitutes the entire agreement between Employee and Employer with respect to the subject matter of the Employment Agreement.

The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski
Mark E. Tryniski
President and Chief Executive Officer

Date: March 13, 2020

COMMUNITY BANK, N.A.

By:	/s/ Bernadette R. Barber
Bernadette R. Barber
Senior Vice President and Chief HR Officer

Date: March 13, 2020

/s/ Joseph F. Serbun
Joseph F. Serbun

Date: March 13, 2020

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